Private and Confidential

EXPORT-IMPORT BANK
OF THE UNITED STATES

July 30, 2014

Xiang Mei Lin
Representative
Americatowne Inc
353 E Six Forks Rd Ste 270
Raleigh, North Carolina, 27609-7882

Re: Letter of Interest No. LI601128XX - China

Dear Ms. Lin:

We are pleased to provide you with Ex-Im Bank's Letter of Interest for Handan International Exporters & Goldenet Communications Technology in China. Our review of the participant and product information in your application indicates that Ex-Im Bank support may be available for this transaction. This Letter of Interest is not, however, a financing commitment. The indicative terms referenced in this Letter of Interest are valid until February 14, 2015.

The Term Sheet attached to this Letter of Interest sets forth Ex-Im Bank's indicative terms of support based upon the transaction information we have received to date. If, however, the US exporter is facing foreign competition which is supported by a foreign export credit agency offering more favorable financing terms, Ex-Im Bank may consider matching those terms.

Please note that Ex-Im Bank support generally is provided only where there is a demonstrated need, either to meet competition from a foreign export credit agency supporting a foreign exporter or to overcome a lack of financing from private sources for the US export.

The limited nature of our review of a request for a Letter of Interest does not include evaluation of all the issues that may arise in Ex-Im Bank's consideration of financial support. The attached Program Guidelines set forth Ex-Im Bank's general policies and requirements which you should consider as you structure this transaction. Please specifically refer to section 3.03 of the Program Guidelines. After receipt of complete Final Commitment application, Ex-Im Bank will complete a thorough review of policy and creditworthiness issues, including the application of all Ex-Im Bank policies and program requirements then in effect.

Iran Sanctions Certifications: For all transactions subject to approval by the Board of Directors, the Borrower and Guaranteed Lender (if any) must submit a certification with respect to activities prohibited by the Iran Sanctions Act of 1996, the Comprehensive Iran Sanctions, Accountability, and Divestment Act of 2010, and the Iranian Transactions Regulations. In addition, the Borrower and/or its Controlling Sponsor must certify none of the Borrower, its Controlling Sponsor or any person owned or controlled by the Borrower or the Controlling Sponsor is subject to sanctions under the Iran Sanctions Act of 1996.

If you would like Ex-Im Bank to consider issuing a Final Commitment, the borrower (in the case of either a direct loan or a guarantee) or the lender (in the case of a guarantee) must submit a complete Final Commitment application, together with a copy of the export contract between the US exporter and the foreign buyer. Only those eligible items shipped no earlier than the date of this Letter of Interest (and a maximum of 24 months before Ex-Im Bank receives a complete Final Commitment application) may be considered for Ex-Im Bank support. (Please note that the shipments more than 12 months prior to a Final Commitment Application may affect repayment terms.) In addition, all long-term cases can obtain local cost support when the costs are connected to the US exporters responsibilities in carrying out the contract.

If you have any questions about this Letter of Interest, please contact the Ex-Im Bank International Business Development Officer, James Lewis at telephone 202-565-3716.

Sincerely,

Claudia Slacik
Senior Vice President
Export Finance

TERM SHEET FOR LETTER OF INTEREST NO. LI601128XX

Name and Address	Role
Handan International Exporters & Goldenet Communications Technology Handan, China	Borrower, Buyer, EndUser
Americatowne Inc Raleigh, North Carolina	Agent, Applicant, Insured
Yilaime Corporation Las Vegas, Nevada	Exporter, Supplier

Goods and Services (Items): Construction equipment; business equipment; IBM clean energy products; engineering and construction design services; computer equipment; medical equipment; and heavy duty farm equipment.

US Content:	$150,000,000.00
Eligible Foreign Content:	$0.00
Contract Price:	$150,000,000.00
Less: Cash Payment (Minimum - 15% of Contract Price):	$22,500,000.00
Amount of Contract Price Financed (Financed Portion 85%):	$127,500,000.00
Financed Local Cost:	$15,000,000.00
Total Amount of Contract Price Financed:	$142,500,000.00

Ex-Im Bank Category of Risk: Private

Program Options Available: Guaranteed Loan and Direct Loan

Maximum Repayment Term (1.05*): 20 semiannual payments from the Starting Point

Interest Rates (1.04*)

Direct Loan: The Ex-Im Bank Lending Rate as defined in section 1.04 of the Program Guidelines. The Ex-Im Bank Lending Rate applicable to the minimum repayment term indicated above is 3.19% per annum from July 15, 2014 to August 14, 2014

Guaranteed Loan: To be determined by Guaranteed Lender

Commitment Fee (1.02*)

Direct Loan: 1/2 of 1% per annum

Guaranteed Loan: 1/8 of 1% per annum

Exposure Fee (1.03*) Refer to attached Exposure Fee Advice for information concerning Ex-Im Bank's determination of Exposure Fees. Ex-Im Bank will specify the fee at the time of issuance of a Preliminary or Final Commitment.

LI Expiry Date (1.13*) February 14, 2015

*Refer to indicated section of attached Program Guidelines for additional information. All Interest Rates quoted are subject to change at the time of final commitment.

New Project Name: AmericaTowne **Location: China**

Provide a brief description of the project scope (output, capacity, size, etc.) (max 4000 characters)

Project designed to bring the American Experience to China. Project provides unique one of kind communities for people in China to go spend their leisure time all fashioned after the American way, business, and life style. Project meets the growing demand by citizens for more leisure, tourism and senior care opportunities and goods & services "made in the USA." Project on 50 acres provides unique one of kind communities for people in China to go spend their leisure time consisting of 50 unique USA small businesses; a 5 star hotel; 50 villas; a theme park and performing arts center; and a senior's care facilities all fashioned after the American way, business, and life style. Actual businesses, hotels, villas, theme parks and performing arts center, and senior facilities found in the USA will be found here.

Utilization of Exported Items:
The end user develops and constructs USA styled communities for middle and upper income consumers and local governments in China.

Description of Principal Line of Business (max 4000 characters)
Export of "USA made" goods and services primarily to China.

Attachments:

Program Guidelines
http://www.exim.gov/tools/applicationsandforms/letterofinterest/guidelines-for-letters-of-interest.cfm

Exposure Fee Advice:
Medium Term: http://www.exim.gov/tools/exposurefees/mediumtermfinancing/
Long Term : http://www.exim.gov/tools/exposurefees/longtermfinancing/

Standard repayment terms:
http://www.exim.gov/tools/exposurefees/standard-repayment-terms.cfm

Exposure Fee Advice Tables:
http://www.exim.gov/tools/exposurefees/